Exhibit 3.9

AMENDMENT NO. 4

TO THE

SECOND AMENDED AND RESTATED BY-LAWS

OF

EMPIRE RESORTS, INC.

DATED AUGUST 19, 2009

Section 2.7 of ARTICLE II of the Second Amended and Restated By-Laws of Empire Resorts, Inc. is hereby amended and restated so that the last sentence of this section reads as follows:

A special meeting of the Board of Directors may be called at any time by the Board of Directors, its Chairman, the Executive Committee, the President or any person acting in the place of the President and shall be called by any one of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by at least two directors.  Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting.  Notice of such meeting stating the time and place thereof shall be given in person, by telephone, hand delivery, electronic transmission, facsimile or similar communication method, in each case at least 72 hours before the time fixed for the meeting.